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                                                                    EXHIBIT 21.1

                           NORRIS COMMUNICATIONS, INC.
                              LIST OF SUBSIDIARIES

Norris Communications, Inc.
13114 Evening Creek Drive South
San Diego, CA 92128
619.679.1504
(A California Corporation)